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                                                                  EXHIBIT 10.46




                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (this "Agreement"), dated and entered into March ____, 1998 and effective as of March 15, 1998 (the "Effective Date"), by and between INSpire Insurance Solutions, Inc. (the "Company"), a Texas corporation, and Stuart Warrington ("Consultant").

                              W I T N E S S E T H:

         WHEREAS, Consultant was the founder and chief executive officer of Strategic Data Systems, Inc. ("SDS"), a company acquired by the Company in March 1997 and merged with and in to the Company in July, 1997; and

         WHEREAS, Consultant has served as a senior executive officer of the Company pursuant to the terms of a one year employment agreement between Consultant and SDS dated March 12, 1997 (the "Employment Agreement"); and

         WHEREAS, Consultant has elected to retire as a senior executive officer of the Company; and

         WHEREAS, the Company considers the engagement of Consultant pursuant to the terms of this Agreement to be in the best interests of the Company in order to facilitate continuity of experienced management; and

         WHEREAS, Consultant is willing, on the terms and subject to the conditions provided in this Agreement, to provide consulting services to the Company as provided herein.

         NOW, THEREFORE, in consideration of the premises, the covenants, representations and agreements herein contained and other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

         1. Consulting Term. The Company agrees to, and does hereby retain Consultant as a consultant to the Company to perform the services specified herein commencing on March 15, 1998 and continuing thereafter until May 30, 1999 (the "Consulting Term").

         2. Services of Consultant. Consultant agrees that while this Agreement is in effect, he shall use his best efforts to respond to all reasonable requests by the Company for advice and consultation on any matters connected with the business of the Company, including but not limited to customer relations, strategic planning, trade conferences and user group meetings. In addition, Consultant agrees to perform such other services as the Company may from time to time reasonably request.

         3.      Compensation.  In payment for the consulting services set
forth in Section 2 above, the Company agrees to pay Consultant a consulting fee at the rate of two thousand dollars per month ($2,000.00), payable monthly, during the period that this Agreement is in effect. The Company shall also reimburse Consultant for any out-of-pocket expenses, including travel expenses, incurred by Consultant in rendering such services.
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         4.      Deferred Compensation.  The Company acknowledges that pursuant to Section 4.5 of the Employment Agreement, the Company shall pay Deferred Annual Compensation (as defined in the Employment Agreement) to Consultant or to Consultant's spouse or designated beneficiaries as provided in Section 4.5 of the Employment Agreement.

         5. Medical Benefits. During the Consulting Term, Consultant shall continue to be covered under the Company's group medical plan at the expense of the Company and pursuant to the terms and conditions of the Company's group medical plan in effect from time to time during the Consulting Term.

         6. Stock Options. The Company has previously granted Consultant stock options under the Company's Amended and Restated 1997 Stock Option Plan (the "Plan") pursuant to a Stock Option Agreement dated March 12, 1997 (as amended and restated) granting stock options covering 93,154 shares of Common Stock at an exercise price of $1.30 per share (the "Pre-IPO Options") and a Stock Option Agreement dated August 22, 1997 granting stock options covering 65,208 shares of Common Stock at an exercise price of $12.00 per share (the "IPO Options"). Notwithstanding any provision of the Plan or the applicable Stock Option Agreement to the contrary, the Company and Consultant hereby agree that (i) all Pre-IPO Options held by Consultant shall be deemed fully vested and exercisable as of the date hereof, (ii) IPO Options covering 13, 042 shares of Common Stock are fully vested and exercisable on the date hereof and (iii) all non-vested IPO Options covering 52,166 shares of Common Stock are hereby canceled and no longer outstanding on the date hereof. Consultant agrees to surrender the Stock Option Agreement for the IPO Options to be amended to reflect the number of IPO Options held by Consultant after the date hereof. Except as amended by this Section 6, the Stock Option Agreements covering to the Pre-IPO Options and the IPO Options shall remain in effect in accordance with their terms.

         7. Termination by the Company Without Cause. The Company shall have the right to terminate this Agreement at any time, on 30 days' notice, without Cause (as defined in Section 7 hereof). In the event of termination of this Agreement by the Company without Cause, (a) Consultant shall be paid the Compensation payable pursuant to Section 3 hereof until the expiration of the Consulting Term payable in monthly installments during such period; and (b) Sections 4, 5 and 6 hereof shall remain in full force and effect.

         8. Termination by the Company for Cause. The Company shall be entitled to terminate this Agreement at any time for Cause, as hereinafter defined, immediately upon written notice to Consultant. In the event of such termination for Cause, all of Consultant's rights and benefits provided for in this Agreement shall then and thereupon terminate, except as expressly provided in Section 4 hereof. For the purpose of this Agreement, "Cause" shall mean,
(i) the failure by Consultant to remedy a breach of any of Consultant's material obligations under this Agreement within five business days after receipt of written notice of such breach from the Chairman of the Board or the Board of Directors, (ii) the arrest for, or conviction of Consultant of, a felony, (iii) the abuse of illegal drugs or other controlled substances or the intoxication of Consultant while performing consulting services hereunder, (iv) any conduct or activity of Consultant deemed injurious to the Company in the discretion of the Chairman of the Board or the Board of Directors.










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         9.      Disclosure of Information.  Consultant hereby acknowledges that he will have access to certain trade secrets and confidential information of the Company and of corporations and/or other business enterprises directly or indirectly owned, controlled and/or operated by the Company ("Affiliates") and that such information constitutes valuable, special and unique property of the Company and such corporations. Consultant shall not, during or after the Consulting Term, disclose any such trade secrets or confidential information to any person or entity for any reason or purpose whatsoever except as may be required by law or use such confidential information for any purpose not authorized by the Chairman of the Board. Confidential information shall include (i) all information designated as confidential by the Chairman of the Board and (ii) all information the disclosure of which Consultant knows, or in the exercise of reasonable care should know, would be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Consultant) or any information not otherwise considered by the Chairman of the Board or the Board of Directors to be confidential.

         10. Agreement Not to Compete. Consultant agrees that during the Consulting Term and for a period of 24 months following the termination of the Consulting Term, he shall not, at any place within the States in which the Company or its Affiliates is conducting business operations at the time of such termination, without the prior written consent of the Chairman of the Board, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 10% of the outstanding capital stock of any corporation whose stock is traded on a national securities exchange) engage in, be interested in or render services to any business then competitive with the Company.

         11. Agreement Not to Solicit Customers and Employees. Consultant agrees that during the Consulting Term and for a period of 24 months following the Consulting Term, he shall not, either alone or on behalf of any business competing with the Company or any Affiliate, directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, the Company or any Affiliate to terminate his contract of employment or agency, as the case may be, with the Company or any Affiliate, as the case may be, or (ii) solicit, divert, or attempt to solicit or divert, as a supplier or customer, any person, concern or entity which, as of the date of termination or during the one year period prior thereto, furnishes products or services to, or receives products and services from the Company or any Affiliate, nor will he attempt to induce any such supplier or customer to cease being (or any prospective supplier or customer not to become) a supplier or customer of the Company or any Affiliate.

         12. Termination of Employment Agreement and Status. Consultant has no rights, compensation or benefits under any plan, agreement or arrangement of the Company, except as provided in this Agreement. Any employment arrangements or agreements between the Company and Consultant that existed at any time prior to the execution and delivery of this Agreement are hereby terminated. Consultant acknowledges that Consultant is retained under this Agreement as an independent contractor and not as an employee of the Company.

         13. Resignation as Officer. By execution of this Agreement, Consultant resigns as an officer and an employee of the Company effective on the date hereof.





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         14.     Injunctive Relief.  In the event of a breach or threatened breach by Consultant of the provisions of this Agreement, the Company and any Affiliate shall be entitled to an injunction without bond or security to prevent irreparable injury to the Company or such Affiliate. Nothing herein shall be construed as prohibiting the Company or such Affiliate from pursuing any other remedies available to the Company or such Affiliate for such breach or threatened breach, including the recovery of damages from the Consultant.

         15. Nature of Agreement. No right, title, interest, or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of Consultant or of any person claiming under Consultant, or subject to seizure by any creditor of Consultant or any person claiming under Consultant . Neither Consultant nor any person claiming under Consultant shall have the power to anticipate or dispose of any right, title, interest, or benefit hereunder in any manner until the same shall have been actually distributed to him free and clear of the terms of this Agreement.

         16. Notice. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, sent by facsimile with the appropriate mechanical answerback received, or mailed by first-class mail or airmail, postage prepaid, addressed:


         In the case of the Company, to:

                 INSpire Insurance Solutions, Inc.
                 300 Burnett Street
                 Fort Worth, Texas 76102-2799
                 Attention:  F. George Dunham, III
                 Facsimile No.  (817) 348-3765

         In the case of Consultant, to:

                 Stuart Warrington
                 3111 Koning Drive
                 Sheboygan, Wisconsin 53083

or to such other address as either party shall designate by giving written notice of such change to the other party.

         17. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, and shall also bind and inure to the benefit of Consultant's heirs and legal representatives and any successor or successors of the Company by merger or consolidation and any assignee of all or substantially all of the Company's business and properties; except as to any such successor or assignee of the Company, neither this Agreement nor any duties, rights or benefits hereunder may be assigned by the Company or by Consultant without the express written consent of Consultant or the Company, as the case may be.





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         18.     Arbitration.  Any dispute arising hereunder between Consultant and the Company which cannot be resolved by them to their mutual satisfaction within a period of two weeks, unless mutually extended, shall be submitted to arbitration by a panel of three arbitrators in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The arbitrators shall be empowered to award interest at "floating" prime rate, retroactive to the date of breach of this Agreement, upon any award and to award arbitration costs including reasonable actual legal fees, in their discretion, to the prevailing party.

         19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

         20. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

         21. Scope of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements.

         22. Severability. To the extent that any provision of this Agreement may be deemed or determined to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 15, 1998.

                       INSPIRE INSURANCE SOLUTIONS, INC.


                       By:
                          ----------------------------------
                           F. George Dunham, III
                           Chairman of the Board




                          ----------------------------------
                           Stuart Warrington





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